Exhibit 99.1
Sterling Financial Corporation of Spokane, Wash., Reports 2012 Earnings and Balance Sheet Repositioning

SPOKANE, Wash. — (BUSINESS WIRE) — January 24, 2013 — Sterling Financial Corporation (NASDAQ:STSA) ("Sterling") today announced its operating results for the quarter and year ended December 31, 2012. For the quarter, Sterling recorded net income of $20.9 million, or $0.33 per diluted common share, compared to $30.6 million, or $0.49 per diluted common share, for the quarter ended September 30, 2012, and $14.8 million, or $0.24 per diluted common share, for the quarter ended December 31, 2011. For the year ended December 31, 2012, Sterling recorded net income of $385.7 million, or $6.14 per diluted common share, compared to $39.1 million, or $0.63 per diluted common share, for the year ended December 31, 2011. The 2012 annual net income included an income tax benefit of $292.0 million associated with the release of a deferred tax asset valuation allowance.

During the fourth quarter of 2012, there were four significant items that, in the aggregate, reduced net income by $11.9 million, or $0.19 per diluted share.

1.
Sterling elected to effect a partial repositioning of its balance sheet in light of the current interest rate environment and outlook by prepaying $250.0 million of repurchase agreements and selling $361.8 million of mortgage-backed securities and other investments. A prepayment penalty of $32.7 million was recorded in connection with the debt prepayment and a gain of $11.2 million was recorded in connection with the securities sales.

2.	A net gain of $8.4 million was recognized as a result of the divestiture of Sterling's Montana operations in a transaction that was completed on November 30, 2012.

3.	A charge of $2.0 million was recorded in connection with a tentative settlement related to a previously disclosed ERISA class action complaint.

4.
An income tax benefit of $3.2 million was recorded principally as the result of the aforementioned three items, which were not contemplated at the time Sterling released substantially all of its deferred tax asset valuation allowance effective June 30, 2012.

Following are selected financial highlights for the quarter and year ended December 31, 2012:

•	Gross loans were $6.25 billion, a 7 percent annualized increase over the prior quarter.

•	Portfolio loan originations for the quarter were $561.7 million, a 23 percent increase over the prior quarter.

•	Net interest margin was 3.49 percent, up 6 basis points from the prior quarter, and up 23 basis points from the fourth quarter of 2011.

•	Deposit costs were reduced by 7 basis points compared to the prior quarter, and by 34 basis points compared to the fourth quarter of 2011.

•	Income from mortgage banking operations for the year was $96.9 million, up 85 percent over 2011.

•	Nonperforming assets to total assets was 2.28 percent, down from 2.73 percent at September 30, 2012, and 4.01 percent at December 31, 2011.

•	Net recoveries were $566,000 for the quarter, compared to net charge-offs of $6.0 million for the prior quarter.

•
A total of $40.4 million, or $0.65 per share, was returned to shareholders during the fourth quarter of 2012 through payment of a $0.15 per share regular dividend, a $0.35 per share special dividend and the accelerated payment of the $0.15 regular dividend that would have otherwise been paid during the first quarter of 2013.

•
During the fourth quarter, Sterling announced the signing of definitive agreements to acquire American Heritage Holdings and its wholly-owned subsidiary, Borrego Springs Bank, N.A., and to acquire the Puget Sound operations of Boston Private Bank & Trust.

"The fourth quarter capped a year of solid financial performance." said Greg Seibly, Sterling's president and chief executive officer. "Our strong financial position has allowed us to take steps to reduce costly borrowings in order to improve our profitability in future periods. We were also able to take steps to manage excess capital by re-establishing cash dividends during 2012. This is a result of continued attention on our key operating objectives of growing loans, reducing deposit costs, eliminating asset quality challenges and controlling operating expenses."

Balance Sheet
Total portfolio loan balances (which exclude residential loans held for sale) were $6.25 billion at December 31, 2012, compared to $6.14 billion at the end of the prior quarter, and $5.52 billion at December 31, 2011. During the fourth quarter of 2012, Sterling originated $561.7 million of new portfolio loans, compared to $457.1 million for the prior quarter and $346.3 million for the fourth quarter of 2011. For the year, portfolio loan originations were $1.82 billion, compared to $1.39 billion for 2011, representing an increase of 32 percent. Approximately $41 million of loans were sold in connection with Sterling's Montana divestiture.

Multifamily loan originations were $261.3 million for the fourth quarter of 2012, accounting for 47 percent of total portfolio originations. This compares to $144.6 million for the prior quarter, and $179.6 million for the same period a year ago.

Commercial loan originations, which include C&I and owner occupied CRE loans, were $136.8 million for the fourth quarter of 2012, accounting for 24 percent of total portfolio originations. This compares to $155.8 million for the prior quarter, and $95.6 million for the same period a year ago.

Investments and mortgage-backed securities available for sale were $1.51 billion at December 31, 2012, compared to $2.05 billion at the end of the prior quarter, and $2.55 billion at the same time last year. The reduction reflects the sale of $361.8 million of MBS and other investments during the quarter.

At December 31, 2012, total deposits were $6.44 billion, compared to $6.74 billion at the end of the prior quarter, and $6.49 billion at December 31, 2011. The decrease from the prior quarter was primarily a result of the sale of approximately $182 million of deposits in connection with the Montana divestiture. This decrease was partially offset by growth in transaction deposits, which expanded by $31.3 million, or 1 percent, during the fourth quarter of 2012.

The deposit composition is set forth in the following table:

				Annual % Change
	December 31, 2012	September 30, 2012	December 31, 2011
	(in thousands)
Deposits:
Retail:
Transaction	$2,434,778	$2,403,518	$1,732,665	41%
Savings and MMDA	2,129,722	2,191,517	1,902,209	12%
Time deposits	1,529,566	1,717,720	1,993,260	(23)%
Total retail	6,094,066	6,312,755	5,628,134	8%
Public	174,161	202,187	428,691	(59)%
Brokered	167,890	224,968	428,993	(61)%
Total deposits	$6,436,117	$6,739,910	$6,485,818	(1)%
Gross loans to deposits	97%	91%	85%

At December 31, 2012, advances from the Federal Home Loan Bank were $605.3 million, compared to $155.4 million at the end of the prior quarter, and $405.6 million at December 31, 2011. The increase over the prior quarter was to fund the deposit outflow associated with the Montana divestiture, to fund loan growth, and to replace CD runoff.

Operating Results
Net Interest Income
Sterling reported net interest income of $76.1 million for the quarter ended December 31, 2012, compared to $75.3 million for the prior quarter and $71.8 million for the quarter ended December 31, 2011. The increase of $799,000 from the prior quarter was primarily a result of lower deposit costs. The net interest margin (tax equivalent) for the fourth quarter of 2012 was 3.49 percent, an increase of 6 basis points from the prior quarter, and up 23 basis points over the same period a year ago.

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
	(in thousands)
Net interest income	$76,107	$75,308	$71,809
Net interest margin (tax equivalent)	3.49%	3.43%	3.26%
Loan yield	4.96%	5.15%	5.34%

Funding costs:
Cost of deposits	0.46%	0.53%	0.80%
Total funding liabilities	0.90%	1.01%	1.24%

Total interest income was $94.3 million for the fourth quarter of 2012, compared to $96.0 million for the prior quarter, and $97.3 million for the same period a year ago. Interest income on loans decreased by $84,000 from the prior quarter as a result of lower loan yields, reflecting the low interest rate environment. Additionally, interest income was adversely impacted by a reduction in interest income on MBS, which declined by $1.6 million compared to the prior quarter and by $5.7 million from the same period in 2011. For the fourth quarter of 2012, average MBS balances were down $169.5 million, or 10 percent, from the prior quarter resulting primarily from prepayments.

Total interest expense was $18.1 million for the fourth quarter of 2012, compared to $20.7 million for the prior quarter and $25.5 million for the fourth quarter of 2011. Deposit interest expense was $7.7 million for the fourth quarter of 2012, a reduction of $1.3 million, or 14 percent, from the prior quarter, and down $5.3 million, or 41 percent, from the same period last year, reflecting the improved deposit mix.

Borrowing costs were $10.5 million for the fourth quarter of 2012, compared to $11.7 million for the prior quarter, and $12.5 million for the fourth quarter of 2011. The decrease from the prior quarter is due to lower average costs, which were down 49 basis points. The decrease from the fourth quarter of 2011 is a result of lower average outstanding borrowings, which were down $293.6 million, or 17 percent.

Noninterest Income
During the fourth quarter of 2012, noninterest income was $31.2 million, compared to $46.7 million for the prior quarter and $32.9 million for the fourth quarter of 2011.

Income from mortgage banking operations for the fourth quarter of 2012 was $27.6 million, compared to $28.5 million for the prior quarter and $14.9 million for the fourth quarter of 2011. The decrease from the prior period is attributable to a decline in the volume of mortgage banking activity, as well as a decrease in the related margin, while the increase over the year ago period is attributable to an increase in volume of mortgage banking activity, and higher margins on residential loan sales. The margin on residential loan sales was 3.60 percent for the fourth quarter of 2012, down from 3.68 percent for the prior quarter and up from 2.43 percent for the same period a year ago.

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
	(in thousands)
Residential loan sales	$779,289	$728,642	$646,000
Change in warehouse and interest rate locks	(44,931)	36,018	(57,123)
Total mortgage banking activity	$734,358	$764,660	$588,877

Margin on residential loan sales	3.60%	3.68%	2.43%

For the quarter ended December 31, 2012, fees and service charges income contributed $14.2 million to noninterest income, compared to $14.7 million for the prior quarter and $12.2 million for the fourth quarter of 2011. The increase in fees and service charges income compared to the year ago period was primarily attributable to increased activity related to the business acquired from First Independent Bank, which was completed during the first quarter of 2012.

As previously noted, in order to reduce its funding costs in future periods, Sterling prepaid $250.0 million of repurchase agreements during the fourth quarter of 2012, resulting in a prepayment charge of $32.7 million. A similar charge of $2.7 million was incurred during the second quarter of 2012, resulting in total debt prepayment charges of $35.3 million for the full year. No such charges were incurred during 2011.

For the fourth quarter of 2012, the gain on sales of securities was $11.2 million, compared to $3.1 million for the prior quarter and $1.9 million for the fourth quarter of 2011. Included in the gain for the fourth quarter of 2012 is a gain on the sale of a trust preferred security of $2.5 million.

The gain on the sale of assets for the quarter ended December 31, 2012, included a gain, before associated selling expenses, of $9.1 million recognized in conjunction with the Montana divestiture.

Noninterest Expense
Noninterest expenses were $89.6 million for the fourth quarter of 2012, compared to $89.4 million for the prior quarter and $85.9 million for the fourth quarter of 2011. During the fourth quarter of 2012, employee compensation and benefits increased by $3.9 million over the prior quarter due to increased production and other incentive compensation. Other noninterest expenses were down $1.9 million, despite a charge of $2.0 million in connection with a tentative settlement related to a previously disclosed ERISA class action complaint. The key drivers of the decline in other expenses included reductions in advertising, professional services, FDIC insurance and data processing expenses.

OREO operating expenses were $2.5 million for the fourth quarter of 2012, compared to $4.0 million for the prior quarter and $4.9 million for the same period last year, reflecting continued reductions in the level of OREO.

Income Taxes
During the quarter ended December 31, 2012, Sterling recognized an income tax benefit of $3.2 million, which represents the release of the remaining portion of Sterling's deferred tax valuation allowance.

For the year, Sterling recognized an income tax benefit of $292.0 million, which was principally the result of reversing substantially all of the deferred tax asset valuation allowance during the second quarter of 2012. As of December 31, 2012, the net deferred tax asset was $292.1 million, including $274.0 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling's accumulated tax losses would be reduced in the event of an "ownership change," as determined under Section 382 of the Internal Revenue Code. During 2010, in order to preserve the benefits of these tax losses, Sterling's shareholders approved a protective amendment to Sterling's restated articles of incorporation and Sterling's board of directors adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in an investor acquiring more than 4.95 percent of Sterling's total outstanding common stock.

Credit Quality
During the fourth quarter of 2012, Sterling recognized net recoveries of $566,000, compared to net charge-offs of $6.0 million for the prior quarter and $10.7 million for the same period a year ago. Sterling did not record a provision for credit losses for the fourth quarter of 2012, compared to a provision of $2.0 million for the prior quarter and $4.0 million for the fourth quarter of 2011. The allowance for loan losses at December 31, 2012 was $154.3 million, or 2.47 percent of total loans, compared to $154.3 million, or 2.51 percent of total loans, at September 30, 2012, and $177.5 million, or 3.22 percent of total loans, at December 31, 2011.

At December 31, 2012, nonperforming assets were $210.4 million, or 2.28 percent of total assets, compared to $259.0 million, or 2.73 percent of total assets, at September 30, 2012, and $369.1 million, or 4.01 percent of total assets, at December 31, 2011.

As a result of Sterling's continued efforts to sell foreclosed properties, OREO decreased to $25.0 million at December 31, 2012, compared to $46.6 million at September 30, 2012, and $81.9 million at December 31, 2011. This represents decreases of 46 percent and 69 percent, respectively.

Fourth Quarter 2012 Earnings Conference Call
Sterling plans to host a conference call on January 25, 2013 at 8:00 a.m. PST to discuss the company's financial results. In addition to this press release, management will reference a slide presentation filed with the SEC and available on Sterling's website at www.sterlingfinancialcorporation.com. An audio webcast of the conference call can also be accessed at Sterling's website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-517-308-9210 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling's website approximately one hour following the conclusion of the call. The webcast replay will be offered through February 25, 2013.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
ASSETS:
Cash and due from banks	$331,550	$263,884	$491,228
Investments and mortgage-backed securities ("MBS") available for sale	1,513,157	2,049,961	2,547,876
Investments held to maturity	206	1,716	1,747
Loans held for sale	465,983	320,823	273,957
Loans receivable, net	6,101,749	5,990,365	5,341,179
Other real estate owned, net ("OREO")	25,042	46,575	81,910
Office properties and equipment, net	93,850	92,987	84,015
Bank owned life insurance ("BOLI")	179,828	178,279	174,512
Goodwill	22,577	22,577	0
Other intangible assets, net	19,072	20,864	12,078
Deferred tax asset, net	292,082	280,373	0
Other assets	191,814	204,033	184,735
Total assets	$9,236,910	$9,472,437	$9,193,237
LIABILITIES:
Deposits	$6,436,117	$6,739,910	$6,485,818
Advances from Federal Home Loan Bank	605,330	155,401	405,609
Repurchase agreements and fed funds	586,867	942,547	1,055,763
Other borrowings	245,294	245,293	245,290
Accrued expenses and other liabilities	145,379	137,799	122,200
Total liabilities	8,018,987	8,220,950	8,314,680
SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,968,025	1,967,562	1,964,234
Accumulated other comprehensive income	60,712	75,263	61,115
Accumulated deficit	(810,814)	(791,338)	(1,146,792)
Total shareholders' equity	1,217,923	1,251,487	878,557
Total liabilities and shareholders' equity	$9,236,910	$9,472,437	$9,193,237
Book value per common share	$19.58	$20.14	$14.16
Tangible book value per common share	$18.91	$19.44	$13.96
Shareholders' equity to total assets	13.2%	13.2%	9.6%
Tangible common equity to tangible assets (1)	12.8%	12.8%	9.4%
Common shares outstanding at end of period	62,207,529	62,150,650	62,057,645
Common stock warrants outstanding	2,748,672	2,625,000	2,722,541

(1) Common shareholders' equity less goodwill and other intangible assets, divided by assets, less goodwill and other intangible assets.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share amounts, unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
INTEREST INCOME:
Loans	$83,026	$83,110	$80,303	$331,514	$322,435
Mortgage-backed securities	8,810	10,361	14,535	47,442	71,216
Investments and cash	2,418	2,520	2,491	10,244	10,641
Total interest income	94,254	95,991	97,329	389,200	404,292
INTEREST EXPENSE:
Deposits	7,693	8,981	12,989	37,697	59,634
Borrowings	10,454	11,702	12,531	46,825	49,463
Total interest expense	18,147	20,683	25,520	84,522	109,097
Net interest income	76,107	75,308	71,809	304,678	295,195
Provision for credit losses	0	2,000	4,000	10,000	30,000
Net interest income after provision	76,107	73,308	67,809	294,678	265,195
NONINTEREST INCOME:
Fees and service charges	14,227	14,675	12,234	55,773	50,073
Mortgage banking operations	27,591	28,502	14,895	96,909	52,376
Loan servicing fees	566	(2,092)	(329)	383	(3,213)
BOLI	1,450	1,660	1,526	8,625	6,448
Gain on sales of securities	11,243	3,129	1,938	23,835	16,236
Other-than-temporary impairment losses on securities	0	0	0	(6,819)	0
Charge on prepayment of debt	(32,678)	0	0	(35,342)	0
Gains (losses) on other loan sales	485	476	0	4,372	4,442
Gains (losses) on assets	8,210	(136)	(5)	6,515	(85)
Other	133	484	2,640	2	51
Total noninterest income	31,227	46,698	32,899	154,253	126,328
NONINTEREST EXPENSE:
Employee compensation and benefits	49,523	45,636	42,129	189,025	171,643
OREO	2,492	4,008	4,909	11,829	41,500
Occupancy and equipment	10,677	11,034	10,320	42,930	39,878
Depreciation	2,936	2,918	3,158	11,690	12,184
Amortization of other intangible assets	1,792	1,792	1,212	6,780	4,851
Other	22,169	24,020	24,147	92,999	82,334
Total noninterest expense	89,589	89,408	85,875	355,253	352,390
Income before income taxes	17,745	30,598	14,833	93,678	39,133
Income tax benefit	3,201	0	0	292,043	0
Net income	$20,946	$30,598	$14,833	$385,721	$39,133
Earnings per common share - basic	$0.34	$0.49	$0.24	$6.21	$0.63
Earnings per common share - diluted	$0.33	$0.49	$0.24	$6.14	$0.63
Dividends declared per share	$0.65	$0.15	$0.00	$0.80	$0.00
Average common shares outstanding - basic	62,159,683	62,139,833	61,989,094	62,122,862	61,955,659
Average common shares outstanding - diluted	62,867,030	62,845,864	62,194,011	62,772,079	62,231,208

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$903,916	$842,197	$644,135	$2,901,407	$2,009,654
Permanent	75,101	77,650	23,406	228,048	89,240
Total residential real estate	979,017	919,847	667,541	3,129,455	2,098,894
Commercial real estate ("CRE"):
Investor CRE	26,451	14,889	875	63,986	42,551
Multifamily	261,254	144,560	179,601	813,495	720,192
Construction	6,487	776	6,452	8,931	19,557
Total commercial real estate	294,192	160,225	186,928	886,412	782,300
Commercial:
Owner occupied CRE	46,578	53,541	41,640	158,411	158,347
Commercial & Industrial ("C&I")	90,265	102,255	54,001	296,575	217,723
Total commercial	136,843	155,796	95,641	454,986	376,070
Consumer	55,578	63,435	40,315	255,459	138,203
Total loan originations	1,465,630	1,299,303	990,425	4,726,312	3,395,467
Total portfolio loan originations (excludes residential real estate for sale)	561,714	457,106	346,290	1,824,905	1,385,813
Loan purchases:
Residential real estate	328	1,646	3,166	76,736	13,417
Commercial real estate:
Investor CRE	2,345	0	0	2,345	48,584
Multifamily	249	292	147	932	2,896
Total commercial real estate	2,594	292	147	3,277	51,480
Commercial:
Owner occupied CRE	5,038	0	0	5,038	74,716
C&I	0	0	0	0	0
Total commercial	5,038	0	0	5,038	74,716
Consumer	19,313	41,567	0	71,620	0
Total loan purchases	27,273	43,505	3,313	156,671	139,613
Total loan originations and purchases	$1,492,903	$1,342,808	$993,738	$4,882,983	$3,535,080
PERFORMANCE RATIOS:
Return on assets	0.88%	1.28%	0.64%	4.10%	0.42%
Return on common equity	6.7%	9.8%	6.8%	35.8%	4.8%
Operating efficiency (1)	70.1%	69.7%	76.8%	71.1%	74.7%
Noninterest expense to assets	3.77%	3.74%	3.72%	3.78%	3.79%
Average assets	$9,447,551	$9,520,530	$9,146,430	$9,410,562	$9,303,539
Average common equity	$1,252,222	$1,237,205	$861,186	$1,078,542	$818,965

(1) Operating efficiency ratio calculated as noninterest expense, excluding OREO and amortization of core deposit intangibles, divided by net interest income (tax equivalent) plus noninterest income, excluding gain on sales of securities, other-than-temporary impairment losses on securities, charge on prepayment of debt and net gain on MT branch disposition.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
INVESTMENT PORTFOLIO DETAIL:
Available for sale:
MBS	$1,308,838	$1,825,448	$2,320,934
Municipal bonds	204,306	205,405	207,456
Other	13	19,108	19,486
Total	$1,513,157	$2,049,961	$2,547,876
Held to maturity:
Tax credits	$206	$1,716	$1,747
Total	$206	$1,716	$1,747
LOAN PORTFOLIO DETAIL:
Residential real estate	$806,722	$818,323	$688,020
Commercial real estate:
Investor CRE	1,219,847	1,274,774	1,275,667
Multifamily	1,580,289	1,359,506	1,001,479
Construction	74,665	99,553	174,608
Total commercial real estate	2,874,801	2,733,833	2,451,754
Commercial:
Owner occupied CRE	1,276,591	1,304,224	1,272,461
C&I	540,499	517,588	431,693
Total commercial	1,817,090	1,821,812	1,704,154
Consumer	754,621	768,359	674,961
Gross loans receivable	6,253,234	6,142,327	5,518,889
Deferred loan fees, net	2,860	2,317	(252)
Allowance for loan losses	(154,345)	(154,279)	(177,458)
Net loans receivable	$6,101,749	$5,990,365	$5,341,179
DEPOSITS DETAIL:
Noninterest bearing transaction	$1,702,740	$1,709,612	$1,211,628
Interest bearing transaction	732,038	693,906	521,037
Savings and MMDA	2,262,369	2,286,832	2,092,283
Time deposits	1,738,970	2,049,560	2,660,870
Total deposits	$6,436,117	$6,739,910	$6,485,818
Number of transaction accounts (whole numbers):
Noninterest bearing transaction accounts	187,628	194,997	172,707
Interest bearing transaction accounts	47,859	49,678	44,309
Total transaction accounts	235,487	244,675	217,016

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$154,279	$158,244	$186,195
Provision	(500)	2,000	2,000
Charge-offs:
Residential real estate	(1,218)	(1,641)	(3,323)
Commercial real estate:
Investor CRE	(942)	(2,329)	(3,673)
Multifamily	(357)	(463)	0
Construction	(189)	(2,106)	(3,112)
Total commercial real estate	(1,488)	(4,898)	(6,785)
Commercial:
Owner occupied CRE	(1,678)	(1,544)	(5,667)
C&I	(130)	(514)	(1,441)
Total commercial	(1,808)	(2,058)	(7,108)
Consumer	(3,167)	(1,882)	(2,052)
Total charge-offs	(7,681)	(10,479)	(19,268)
Recoveries:
Residential real estate	53	137	388
Commercial real estate:
Investor CRE	104	694	1,145
Multifamily	262	347	1
Construction	4,144	2,532	4,951
Total commercial real estate	4,510	3,573	6,097
Commercial:
Owner occupied CRE	1,248	236	1,229
C&I	2,172	305	407
Total commercial	3,420	541	1,636
Consumer	264	263	410
Total recoveries	8,247	4,514	8,531
Net recoveries (charge-offs)	566	(5,965)	(10,737)
Allowance - loans, end of quarter	154,345	154,279	177,458
Reserve for unfunded commitments, beginning of quarter	7,771	7,952	9,376
Provision	500	0	2,000
Charge-offs	(269)	(181)	(1,347)
Reserve for unfunded commitments, end of quarter	8,002	7,771	10,029
Total credit allowance	$162,347	$162,050	$187,487
Net charge-offs to average loans (annualized)	(0.03)%	0.37%	0.71%
Loan loss allowance to total loans	2.47%	2.51%	3.22%
Total credit allowance to total loans	2.60%	2.64%	3.40%
Loan loss allowance to nonperforming loans	83%	73%	62%
Total credit allowance to nonperforming loans	88%	76%	65%

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
NONPERFORMING ASSETS:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	121,113	146,095	210,221
Restructured loans	64,216	66,343	76,939
Total nonperforming loans	185,329	212,438	287,160
OREO	25,042	46,575	81,910
Total nonperforming assets	210,371	259,013	369,070
Specific reserve on nonperforming loans	(8,463)	(10,104)	(16,305)
Net nonperforming assets	$201,908	$248,909	$352,765
Nonperforming loans to total loans	2.96%	3.46%	5.20%
Nonperforming assets to total assets	2.28%	2.73%	4.01%
Loan delinquency ratio (60 days and over)	1.64%	1.96%	3.55%
Classified assets	$221,832	$267,469	$425,746
Classified assets to total assets	2.40%	2.82%	4.63%
Classified assets to Sterling Bank Tier 1 capital plus total credit allowance	18%	21%	35%
Nonperforming assets by collateral type:
Residential real estate	$45,929	$44,822	$48,184
Commercial real estate:
Investor CRE	52,368	59,477	61,901
Multifamily	8,148	9,221	5,867
Construction	33,945	55,743	153,819
Total commercial real estate	94,461	124,441	221,587
Commercial:
Owner occupied CRE	58,292	71,448	77,920
C&I	3,985	12,072	14,899
Total commercial	62,277	83,520	92,819
Consumer	7,704	6,230	6,480
Total nonperforming assets	$210,371	$259,013	$369,070
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation:
Tier 1 leverage ratio	12.0%	12.7%	11.4%
Tier 1 risk-based capital ratio	17.3%	17.6%	17.8%
Total risk-based capital ratio	18.6%	18.9%	19.1%
Tier 1 common capital ratio	13.6%	13.9%	13.8%
Sterling Bank:
Tier 1 leverage ratio	11.9%	12.6%	11.1%
Tier 1 risk-based capital ratio	17.2%	17.5%	17.4%
Total risk-based capital ratio	18.4%	18.8%	18.7%
OTHER:
FTE employees at end of period (whole numbers)	2,532	2,527	2,496

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Three Months Ended
	Dec 31, 2012			Sep 30, 2012			Dec 31, 2011
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$4,062,917	$47,241	4.65%	$3,863,670	$47,757	4.94%	$3,557,298	$45,255	5.09%
Commercial and consumer	2,624,167	35,904	5.44%	2,583,756	35,479	5.46%	2,446,293	35,148	5.70%
Total loans	6,687,084	83,145	4.96%	6,447,426	83,236	5.15%	6,003,591	80,403	5.34%
MBS	1,593,455	8,810	2.21%	1,762,950	10,361	2.35%	2,273,767	14,535	2.56%
Investments and cash	421,600	3,337	3.15%	529,407	3,392	2.55%	479,922	3,431	2.84%
FHLB stock	98,131	0	0.00%	99,160	0	0.00%	99,159	0	0.00%
Total interest earning assets	8,800,270	95,292	4.32%	8,838,943	96,989	4.38%	8,856,439	98,369	4.43%
Noninterest earning assets	647,281			681,587			289,991
Total average assets	$9,447,551			$9,520,530			$9,146,430
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$717,169	63	0.04%	$684,906	73	0.04%	$514,312	107	0.08%
Savings and MMDA	2,291,062	812	0.14%	2,284,749	884	0.15%	2,064,607	1,692	0.33%
Time deposits	1,897,528	6,818	1.43%	2,168,056	8,024	1.47%	2,685,746	11,190	1.65%
Total interest bearing deposits	4,905,759	7,693	0.62%	5,137,711	8,981	0.70%	5,264,665	12,989	0.98%
Borrowings	1,412,411	10,454	2.94%	1,358,348	11,702	3.43%	1,706,022	12,531	2.91%
Total interest bearing liabilities	6,318,170	18,147	1.14%	6,496,059	20,683	1.27%	6,970,687	25,520	1.45%
Noninterest bearing transaction	1,742,565	0	0.00%	1,656,318	0	0.00%	1,192,639	0	0.00%
Total funding liabilities	8,060,735	18,147	0.90%	8,152,377	20,683	1.01%	8,163,326	25,520	1.24%
Other noninterest bearing liabilities	134,594			130,948			121,918
Total average liabilities	8,195,329			8,283,325			8,285,244
Total average equity	1,252,222			1,237,205			861,186
Total average liabilities and equity	$9,447,551			$9,520,530			$9,146,430
Net interest income and spread (tax equivalent)		$77,145	3.18%		$76,306	3.11%		$72,849	2.98%
Net interest margin (tax equivalent)			3.49%			3.43%			3.26%

Deposits:
Total interest bearing deposits	$4,905,759	$7,693	0.62%	$5,137,711	$8,981	0.70%	$5,264,665	$12,989	0.98%
Noninterest bearing transaction	1,742,565	0	0.00%	1,656,318	0	0.00%	1,192,639	0	0.00%
Total deposits	$6,648,324	$7,693	0.46%	$6,794,029	$8,981	0.53%	$6,457,304	$12,989	0.80%

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Twelve Months Ended
	Dec 31, 2012			Dec 31, 2011
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$3,834,111	$188,563	4.92%	$3,484,108	$177,992	5.11%
Commercial and consumer	2,572,469	143,392	5.57%	2,481,470	144,892	5.84%
Total loans	6,406,580	331,955	5.18%	5,965,578	322,884	5.41%
MBS	1,890,314	47,442	2.51%	2,375,515	71,216	3.00%
Investments and cash	520,590	13,971	2.68%	676,677	14,659	2.17%
FHLB stock	98,893	0	0.00%	99,531	0	0.00%
Total interest earning assets	8,916,377	393,368	4.41%	9,117,301	408,759	4.48%
Noninterest earning assets	494,185			186,238
Total average assets	$9,410,562			$9,303,539
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$657,231	334	0.05%	$503,091	504	0.10%
Savings and MMDA	2,261,858	3,912	0.17%	1,994,335	7,004	0.35%
Time deposits	2,250,999	33,451	1.49%	3,063,679	52,126	1.70%
Total interest bearing deposits	5,170,088	37,697	0.73%	5,561,105	59,634	1.07%
Borrowings	1,470,244	46,825	3.18%	1,703,782	49,463	2.90%
Total interest bearing liabilities	6,640,332	84,522	1.27%	7,264,887	109,097	1.50%
Noninterest bearing transaction	1,559,828	0	0.00%	1,093,252	0	0.00%
Total funding liabilities	8,200,160	84,522	1.03%	8,358,139	109,097	1.31%
Other noninterest bearing liabilities	131,860			126,435
Total average liabilities	8,332,020			8,484,574
Total average equity	1,078,542			818,965
Total average liabilities and equity	$9,410,562			$9,303,539
Net interest income and spread (tax equivalent)		$308,846	3.14%		$299,662	2.98%
Net interest margin (tax equivalent)			3.46%			3.29%

Deposits:
Total interest bearing deposits	$5,170,088	$37,697	0.73%	$5,561,105	$59,634	1.07%
Noninterest bearing transaction	1,559,828	0	0.00%	1,093,252	0	0.00%
Total deposits	$6,729,916	$37,697	0.56%	$6,654,357	$59,634	0.90%

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank.  Sterling Savings Bank does business as Sterling Bank and, in California, as Sonoma Bank.  Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of December 31, 2012, Sterling had assets of $9.24 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling's website at www.sterlingfinancialcorporation.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations, strategies and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and capital position, including Sterling's ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies, execute its business strategy, make dividend payments, compete in the marketplace and provide increased customer support and service. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to: Sterling's ability to execute on its business plan; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in market interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; exposure to material litigation; and lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sterling's Annual Report on Form 10-K, as updated periodically in Sterling's filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation

Media contact:
Cara Coon, 509-626-5348
cara.coon@bankwithsterling.com
or
Investor contact:
Patrick Rusnak, 509-227-0961
pat.rusnak@bankwithsterling.com